UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Amendment No. 1

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c–5(d)(2))

☒	Definitive Information Statement

VIZIO HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

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VIZIO Holding Corp.

39 Tesla

Irvine, California 92618

(949) 428-2525

April 1, 2024

SUPPLEMENT TO INFORMATION STATEMENT

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The following supplemental disclosures (which we refer to as the “Supplemental Disclosures”) should be read in conjunction with the definitive information statement on Schedule 14C, dated March 18, 2024 (as it may be amended or supplemented from time to time, and which we refer to as the “information statement”), filed by VIZIO Holding Corp. (which we refer to as “VIZIO”). The information statement relates to the Agreement and Plan of Merger, dated as of February 19, 2024 (which we refer to as the “merger agreement”), by and among VIZIO, Walmart Inc. (which we refer to as “Walmart”), and Vista Acquisition Corp., Inc., a wholly owned subsidiary of Walmart (which we refer to as “Merger Sub”). Pursuant to the merger agreement, Merger Sub will merge with and into VIZIO with VIZIO surviving such merger as a wholly owned subsidiary of Walmart (which we refer to as the “merger” and the time at which the merger occurs the “effective time of the merger”). Upon consummation of the merger, each share of VIZIO’s Class A common stock and Class B common stock (which we refer to as “Class B common stock,” and together with Class A common stock, “common stock”), issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $11.50 in cash (which we refer to as the “price per share”), without interest, subject to applicable withholding taxes.

The purpose of the Supplemental Disclosures is to provide supplemental information concerning the merger. Except as described in these Supplemental Disclosures, the information provided in the information statement continues to apply. All paragraph headings and page references used herein refer to the headings and pages in the information statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the information statement. The Supplemental Disclosures are identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the proxy statement. If information in the Supplemental Disclosures differs from or updates information contained in the information statement, then the information in the Supplemental Disclosures is more current and supersedes the different information contained in the information statement. THE SUPPLEMENTAL DISCLOSURES SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION STATEMENT AND THE INFORMATION STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Supplemental Disclosures

BACKGROUND OF THE MERGER

The fifth paragraph on page 37 is amended and restated to read as follows:

On February 14, 2024, Walmart provided draft offer letters to each of Messrs. Wang and Wong related to their post-closing employment with Walmart. Mr. Wang’s offer letter provided for substantially equivalent compensation to his existing employment arrangement with VIZIO. Mr. Wong’s offer letter provided the same base salary and target bonus opportunity to his existing employment arrangement with VIZIO. In addition, Mr. Wong’s offer letter provided for the grant of Walmart equity awards described in the section of this information statement captioned “The Merger—Interests of VIZIO’s Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger.” At that time, Messrs. Wang and Wong still had not engaged in discussions with Walmart regarding their future, post-closing compensation arrangements.

OPINION OF J.P. MORGAN SECURITIES LLC

The fourth paragraph under the caption “Public Trading Multiples Analysis” is deleted in its entirety and replaced with the following text and table:

The results of the calculations are as follows:

Company	FV/24E Platform Revenue		FV/25E Platform Revenue		FV/24E Adjusted EBITDA
VIZIO	1.9x		1.6x		13.9x
Roku	3.9x		3.4x		N/M
Sonos	1.3x	(1)	1.2x	(1)	12.3x
Xperi	0.8x	(1)	0.7x	(1)	6.9x

(1)	Reflects multiple of total revenue in the absence of reported ‘platform revenue’ metrics

The paragraph under the caption “Discounted Cash Flow Analysis” is amended by adding the underlined bold text as follows:

J.P. Morgan conducted a discounted cash flow analysis of VIZIO using the unlevered free cash flows that VIZIO was forecasted to generate from calendar year 2024 through 2028 based on the financial projections. J.P. Morgan calculated ranges of terminal values for VIZIO at the end of such period by applying terminal growth rates estimated by the management of VIZIO ranging from 2.0 percent to 3.0 percent to the total revenue of VIZIO during the final year of such period. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2023 using a range of discount rates from 10.75 percent to 12.75 percent, which was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of VIZIO derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The ranges of present values were then added together to derive ranges of firm values for VIZIO under the financial projections, which were then adjusted by adding VIZIO’s net cash and cash equivalents of approximately $351.6 million and the value of certain unconsolidated investments of approximately $9.1 million, in each case as of December 31, 2023 (except unconsolidated investments consisting of publicly traded common stock or certain instruments convertible into publicly traded common stock, which in each case were valued as of February 16, 2024), and dividing the result by the fully diluted number of shares of VIZIO common stock outstanding, the range of which was approximately 201.0 million to approximately 202.1 million, in each case as provided by and approved for J.P. Morgan’s use by the management of VIZIO. Based on the results of this analysis, J.P. Morgan arrived at ranges of implied equity value per share of VIZIO Class A common stock, rounded to the nearest $0.05, of $8.40 to $11.15.

FINANCIAL PROJECTIONS

The table summarizing the unaudited prospective financial information for the fiscal year 2024 included in the 2024 operating budget and the unaudited prospective financial information for fiscal years 2025 through 2028 included in the VIZIO long-term plan on page 51 is amended and restated to read as follows:

	Fiscal Year Ending December 31,
(dollars in millions)	2024E(3)	2025E	2026E	2027E	2028E(4)
Device Revenue	$1,073	$1,253	$1,321	$1,386	$1,414
Platform+ Revenue	$729	$869	$1,012	$1,152	$1,279

Total Revenue	$1,802	$2,122	$2,333	$2,538	$2,692
Device Gross Profit	(23)	(33)	(35)	(37)	(37)
Platform+ Gross Profit	431	512	591	669	739

Total Gross Profit	$408	$479	$556	$633	$702
Net Income (Loss)	$15	$45	$89	$139	$187

Adjusted EBITDA(1)	$69	$120	$177	$241	$298
Stock-Based Compensation Expense	$53	$58	$62	$66	$68
Taxes	$1	$12	$25	$40	$53
Capital Expenditures	$5	$6	$7	$8	$8
Change in Net Working Capital	$(36)	$(12)	$(12)	$(13)	$(14)
Unlevered Free Cash Flow(2)	$(27)	$32	$71	$115	$155

(1)	Adjusted EBITDA is defined as GAAP Gross Profit, subtracting Operating Expenses and adding back Depreciation & Amortization Expenses and Stock-Based Compensation Expenses.
(2)

Unlevered Free Cash Flow is calculated as Adjusted EBITDA (as defined above), subtracting Stock-Based Compensation Expenses, Taxes and Capital Expenditures and adding (or subtracting) change in Net Working Capital.

(3)

Unaudited prospective financial information for VIZIO’s fiscal year 2024 included in the VIZIO long-term plan consisted of Total Revenue of approximately $1,918 million, Total Gross Profit of approximately $403 million and Adjusted EBITDA of approximately $69 million.

(4)

For purposes of J.P. Morgan’s opinion and financial analyses, VIZIO management provided J.P. Morgan with, and J.P. Morgan used, with the approval of the VIZIO Board, terminal year unaudited prospective financial information consisting of Total Revenue of approximately $2,760 million, Total Gross Profit of approximately $771 million, Adjusted EBITDA of approximately $357 million and Unlevered Free Cash Flow of approximately $204 million.